SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM 8-K


                     Pursuant to Section 13 or 15(d) of
                     The Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported):  April 16, 1997

      ________________________ADVANTA Corp.____________________________
           (Exact name of registrant as specified in its charter)



      _______Delaware________  _____0-14120________  ______23-1462070__
      (State or other jurisdic-  (Commission File      (IRS Employer
      tion of incorporation or    Number)               Identification No.)
      Organization)




              Welsh and McKean Roads, P.O. Box 844, Spring House, PA
                  (Address of principal executive offices)

                                     19477
                                  (Zip Code)


     Registrant's telephone number, including area code: (215) 657-4000

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     5. Other Events.

     On April 16, 1997 Advanta Corporation announced its first quarter financial results, for the period ending March 31, 1997. For the quarter, Advanta achieved net revenues of $182.5 million, comprised of $156.9 million in noninterest revenues, and $25.6 million in net interest income. In the first quarter of 1996, Advanta reported net revenues of $187.7 million. As previously announced, the Company reported a loss of $19.8 million, or $0.43 per share, compared to net income of $41 million, or $0.91 per share for the first quarter of last year. Earnings for the fourth quarter of 1996 totaled $45 million, or $1.00 per share.

     From March 1996, the Company's portfolio of managed receivables increased by $2.4 billion, or 17%, to $16.5 billion. Since year-end 1996, managed receivables grew $162 million or 1%, on the strength of the Company's mortgage and leasing businesses.

     Highlights for the first quarter include the following items, which are consistent with the first quarter projections released on March 17:

       Average managed credit card receivables posted a 16.7% increase from the $10.6 billion in the year ago quarter. At the close of March, ending managed credit card receivables were $12.2 billion, down 4.0% from the prior quarter.

       The consolidated managed charge-off and delinquency rates were 5.3% and 5.5%, respectively. Charge-offs increased from the 3.9% reported in the last quarter, while the delinquency rate was slightly above the 5.4% for that period.

       The first quarter charge-off and delinquency rates for managed credit cards were 6.6% and 5.2%, respectively, as compared to 4.6% and 5.0% for those measures in the prior quarter.

       The Company added over 530,000 new credit card accounts during the quarter compared to approximately 675,000 added in the first quarter of 1996. Total credit card accounts now stand at over 6.1 million.

       Due to the quarterly loss, return on common equity was a negative 11.4% for the first quarter, as compared to 25.8% for the 1996 first quarter.

       Managed net interest margin for the quarter rose to 7.05% from 6.89% in the fourth quarter, and 6.24% in the comparable period of 1996. Gains from the repricing of introductory rate credit cards were partially offset by growth in the lower margin personal finance and business services units.

       The operating expense ratio increased 16 basis points to 3.2% in the first quarter, slightly above the 3.1% and 2.8% seen in the fourth and first quarters of 1996.

     Any statements released by Advanta that are forward looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward looking statements involve risks and uncertainties which may affect the Company's business and prospects. At present, the most significant among these risks and uncertainties are: (1) the Company's managed net interest margin, which in turn is affected by the Company's success in originating new credit card accounts, receivables volume and initial pricing of new accounts, impact of repricing existing accounts and account attrition, mix of account types and interest rate fluctuations; (2) the level of delinquencies and charge-offs; and (3) the level of expenses. Earnings may also be affected by factors affecting consumer debt, competitive pressures and ratings on debt of the Company and its subsidiaries. Additional risks that may affect future performance are detailed in the Company's filings with the SEC.

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     Item 7.   Financial Statements and Exhibits.

     (c)  Exhibits.

          The following exhibit is filed as part of this Report on Form 8-K:

          27   Financial Data Schedules.
          99   Selected summary financial data.

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     SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        ADVANTA Corp.


     Date:  April 16, 1997              By:  /s/ Gene S. Schneyer
                                        Gene S. Schneyer, Vice
                                        President and Secretary

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     Exhibit 99

                          ADVANTA AND SUBSIDIARIES
                            FINANCIAL HIGHLIGHTS
                   ($ in millions, except per share data)


                                        Three Months Ended      % Change
                                            March 31,         1997 versus
                                        1997         1996        1996

     OPERATING RESULTS

     Net Revenues                      $182.5      $187.7       (2.8%)

     Provision for Losses              $ 60.4      $ 15.1      300.2%

     Operating Expenses                $148.8      $110.5       34.7%

     Net Income (Loss)                 $(19.8)     $ 41.0         NM

     Earnings (Loss) Per Common Share  $(0.43) $      .91         NM

     Average Shares (Millions)           46.2        44.9        2.8%

     Return on Common Equity            (11.4%)      25.8%        NM

     Managed Net Interest Margin         7.05%       6.24%      13.0%


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     Exhibit 99

                          ADVANTA AND SUBSIDIARIES
                            FINANCIAL HIGHLIGHTS

                   ($ in millions, except per share data)


                                                               % Change
                                                              March 1997
                           March 31, December 31, March 31,    versus
                             1997      1996        1996       March 1996

   FINANCIAL CONDITION

   Gross Receivables
     - Owned                $ 2,535   $ 2,656    $ 3,012      (15.8%)
     - Managed              $16,451   $16,289    $14,091       16.7%

   Total Assets
     - Owned                $ 6,244   $ 5,584    $ 4,985       25.3%
     - Managed              $20,160   $19,217    $16,064       25.5%

   Stockholders' Equity     $   837   $   852    $   710       17.8%

   Book Value Per
    Common Share            $ 17.38   $ 18.06    $ 15.17       14.6%

   Equity/Owned Assets         15.0%     17.1%      14.3%       5.3%

   Equity/Managed Assets        4.7%      5.0%       4.4%       5.2%

   CREDIT QUALITY

   Net Charge-off Rate
     Managed Credit Cards       6.6%      4.6%       3.2%     106.3%
     Managed Personal Finance   0.6%      0.7%       0.7%     (14.3%)
     Total Managed Receivables  5.3%      3.9%       2.8%      89.3%

   30+ Day Delinquency Rate
     Managed Credit Cards       5.2%      5.0%       2.7%      92.6%
     Managed Personal Finance   6.3%      7.1%       5.5%      14.5%
     Total Managed Receivables  5.5%      5.4%       3.2%      71.9%
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